                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)


                     INTERNATIONAL INTEGRATION INCORPORATED
-------------------------------------------------------------------------------
                                (Name of issuer)

                          COMMON STOCK, $.01 par value
-------------------------------------------------------------------------------
                         (Title of class of securities)

                                  459698 10 6
-------------------------------------------------------------------------------
                                 (CUSIP number)

                               December 31, 1998
-------------------------------------------------------------------------------
            (Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

      [ ] Rule 13-d-1(b)

      [ ] Rule 13d-(c)

      {X} Rule 13d-1(d)

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---------------------------                          ---------------------------
  CUSIP No.  459698 10 6           SCHEDULE 13G        Page  2  of  4 Pages
--------------------------------------------------------------------------------
1.      NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

        Edouard Aslanian
        Lion 1998 Partners Limited
        Lion Limited Partnership
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      PLACE OF ORGANIZATION

        FRANCE
        COLORADO
        NEVADA
--------------------------------------------------------------------------------
                         5.       SOLE VOTING POWER

                                  1,700,000
  NUMBER OF              -------------------------------------------------------
   SHARES                6.       SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH                 -------------------------------------------------------
 REPORTING               7.       SOLE DISPOSITIVE POWER
  PERSON
   WITH:                          1,700,000
                         -------------------------------------------------------
                         8.       SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,700,000
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES                                                      [ ]
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        10.4%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON

        IN/PN/PN
================================================================================


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CUSIP No.  459698 10 6             SCHEDULE 13G           Page  3  of  4 Pages

ITEM 1.

       (A)   NAME OF ISSUER: INTERNATIONAL INTEGRATION INCORPORATED

       (B)   ADDRESS:  101 MAIN STREET
                       CAMBRIDGE, MASSACHUSETTS 02142

ITEM 2.

       (A)   NAME OF PERSON FILING: EDOUARD ASLANIAN

       (B)   ADDRESS OF PERSON FILING:

                       2501 COVE ROAD
                       LAS VEGAS, NEVADA 89128

       (C) MR. ASLANIAN IS A CITIZEN OF FRANCE; LION 1998 PARTNERS LIMITED IS A COLORADO ENTITY; LION LIMITED PARTNERSHIP IS A NEVADA ENTITY.

       (D)   COMMON STOCK, $.01 PAR VALUE

       (E)   CUSIP NUMBER: 459698 10 6

ITEM 3.

       THIS STATEMENT IS NOT BEING FILED PURSUANT TO RULE 13d-1(b), 13d-2(b), 13d-2(c) OR 13d-1(c).

ITEM 4.

      (A) FOR THE YEAR ENDED DECEMBER 31, 1998, THE AGGREGATE NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK BENEFICIALLY OWNED BY EDOUARD ASLANIAN IS 1,700,000 SHARES.

      (B) PERCENT OF CLASS: 10.4% BASED UPON 16,316,202 SHARES
OUTSTANDING.

      (C) INCLUDED IN THE 1,700,000 SHARES OF COMMON STOCK BENEFICIALLY OWNED BY MR. ASLANIAN ARE 0 SHARES ISSUABLE UPON THE EXERCISE OF OUTSTANDING STOCK OPTIONS PRESENTLY EXERCISABLE OR EXERCISABLE WITHIN SIXTY (60) DAYS AFTER DECEMBER 31, 1998.

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CUSIP No.  459698 10 6           SCHEDULE 13G        Page  4  of  4 Pages

ITEM 5.

       NOT APPLICABLE

ITEM 6.

       NOT APPLICABLE

ITEM 7.

       NOT APPLICABLE

ITEM 8.

       NOT APPLICABLE

ITEM 9.

       NOT APPLICABLE

ITEM 10.

       NOT APPLICABLE



                                   SIGNATURE

     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.


DATE: FEBRUARY 12, 1999



/s/ EDOUARD ASLANIAN
-------------------------------
EDOUARD ASLANIAN


/s/ LION 1998 PARTNERS LIMITED
-------------------------------



/S/ LION LIMITED PARTNERSHIP
-------------------------------


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                                   EXHIBIT A


                             JOINT FILING AGREEMENT
                             ----------------------

     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is accurate.

Dated this 12th day of February, 1999


/s/  Edouard Aslanian
--------------------------------
     Edouard Aslanian


/s/  Lion 1998 Partners Limited
--------------------------------
     Lion 1998 Partners Limited


/s/  Lion Limited Partnership
--------------------------------
     Lion Limited Partnership




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